Exhibit 99.1

Shore Bancshares, Inc.
18 E. Dover Street
Easton, Maryland 21601
Phone 410-822-1400

PRESS RELEASE

Shore Bancshares Announces that CNB and The Felton Bank to Merge

Easton, Maryland, November 30, 2010--Shore Bancshares, Inc. (Nasdaq:  SHBI) is pleased to announce that two of its bank subsidiaries, The Felton Bank, headquartered in Felton, Delaware, and CNB, headquartered in Centreville, Maryland, recently received the regulatory approval necessary to merge The Felton Bank  into CNB, with CNB as the surviving entity.  The banks anticipate that the merger will be effective on January 1, 2011.

The headquarters for the combined CNB will be in Centreville, Maryland.  The Felton Bank’s Delaware offices will remain open and operate under the CNB name, but will continue to be managed by experienced Delaware residents, with the local authority to make decisions.

The combined CNB will have approximately $425 million in assets, 12 branches that stretch from the Chesapeake Bay to the Delaware Bay, and a full array of loan and deposit services including online banking that both individual and commercial customers desire.  Through CNB’s affiliates under the Shore Bancshares family of companies, trust and investment services and insurance services are also available.

CNB is one of the strongest banks financially within its market area, with a solid capital base and stable asset quality.  From this platform of strength, it intends to provide increasing access to banking services with additional offices and ample capital to fund the loans needed by the communities it serves in both Maryland and Delaware.

Shore Bancshares Information

Shore Bancshares, Inc. is a financial holding company headquartered in Easton, Maryland and is the largest independent bank holding company located on Maryland’s Eastern Shore.  It is the parent company of three banks, The Talbot Bank of Easton, Maryland, CNB, and The Felton Bank; three insurance producer firms, The Avon-Dixon Agency, LLC, Elliott Wilson Insurance, LLC and Jack Martin and Associates, Inc; a wholesale insurance company, TSGIA, Inc; two insurance premium finance companies, Mubell Finance, LLC and ESFS, Inc; and a registered investment adviser firm, Wye Financial Services, LLC.  Shore Bancshares, Inc. engages in the mortgage broker business under the name “Wye Mortgage Group” through a minority series investment in an unrelated Delaware limited liability company.   Additional information is available at www.shbi.net.

Forward-Looking Statements

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995.  Forward-looking statements do not represent historical facts, but statements about management’s beliefs, plans and objectives.  These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions.  Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true.  These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements.  For a discussion of these risks and uncertainties, see the section of the periodic reports filed by Shore Bancshares, Inc. with the Securities and Exchange Commission entitled “Risk Factors”.

For further information contact:  W. Moorhead Vermilye, President and CEO, 410-822-1400